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                                                                    EXHIBIT 99.1

[LOGO OF BOOTS & COOTS APPEARS HERE]
                                                             BOOTS & COOTS / IWC




BOOTS & COOTS INTERNATIONAL WELL CONTROL COMPLETES ACQUISITION OF CODE 3, INC.

        HOUSTON, February 20 - Boots & Coots International Well Control (AMEX:
WEL) said it has completed its acquisition of Code 3, Inc., an emergency response service company headquartered in Harlingen, Texas.

        Terms of the acquisition were not disclosed.

        Code 3 provides control containment and mitigation of hazardous material and oil spills for the chemical manufacturing and transportation industries, as well as various state and federal agencies. The company also specializes in the transfer of hazardous materials and high and low pressure liquids, and industrial fire fighting.

        "This acquisition is the latest step in our strategy to grow our emergency response services," said Larry Ramming, chief executive officer of Boots & Coots International Well Control, Inc. "Code 3 represents a natural expansion of our current capabilities and furthers the expansion of our emergency response services to the oil and gas and petrochemical industries."

        Code 3 reported annual revenues of approximately $ 4.8 million in revenue for 1997. Revenues have nearly doubled every year since the company's inception in 1993, and Code 3 expects to build on its aggressive growth record, as part of Boots & Coots International Well Control.

        The founders of Code 3, Lee Thompson, president and chief executive officer, and Timothy O'Brien, vice president, will continue in their current positions.


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BOOTS & COOTS INTERNATIONAL WELL CONTROL COMPLETES CODE 3 ACQUISITION
PAGE TWO

        Boots & Coots International Well Control, Inc., based in Houston, is a global emergency response company that specializes, through its well control unit, in responding to and controlling oil field emergencies, including oil and gas well blowouts and well fires, as well as providing a complete menu of non-critical well control services through our Well Control Alliance with Halliburton. Through internal growth, strategic acquisitions and continued alliance integration with Halliburton, Boots & Coots intends to continue to expand its role as an integrated, full-service, emergency-response company with the in-house ability to serve the worldwide needs of the oil and gas and petrochemical industries.

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FOR ADDITIONAL INFORMATION, please contact Thomas L. Easley, Chief Financial
Officer, at 713-621-7911.